SUBLEASE
                                    --------

                  THIS SUBLEASE ("Sublease") is made on October 20, 2006, by and between MIDNIGHT AUTO FRANCHISE CORP., a Michigan corporation, whose principal business address is 22600 Hall Road, Suite 205, Clinton Township, Michigan 48036 ("Sublessor"), and ALL NIGHT AUTO OF BLOOMINGTON/NORMAL, LLC, 2788 Orchard Lake Road, Farmington Hills, MI 48334 ("Sublessee").

                                R E C I T A L S:

                  A. On June 22, 2006, CBHOA Bonus Plan 97 Partnership, an Illinois partnership, as Landlord, and Sublessor, as Tenant, entered into a lease ("Lease") for certain Premises consisting of approximately 4,000 square feet of space located in Bloomington, McLean County, Illinois, commonly known as 13 Westport Unit B, and as more fully described in the attached copy of the Lease (the "Premises").

                  B. Sublessor owns a 20.74% Class B Membership Interest in Sublessee and has certain obligations and duties towards Sublessee's Class A Member, Bloomington Center Associates, LLC (the "Class A Member"), all as set forth in Sublessee's Operating Agreement dated October 1, 2006 (the "Operating Agreement").

                  C. Sublessee desires to sublease from Sublessor the entire Premises for use of the Premises as an "All Night Auto" service center in accordance with and subject to the terms and conditions of the Lease and this Sublease.

                  D. The Premises are supported by a separate automotive retail store premises located in the Eastland Mall, Bloomington, Illinois, that Sublessee possesses pursuant to a separate lease agreement (the "Eastland Mall Lease).

                  E. Sublessor and the Landlord under the Eastland Mall Lease (the "Eastland Mall Landlord") entered or will enter into a Sponsorship Agreement (the "Sponsorship Agreement"), whereby the Eastland Mall Landlord will provide certain advertising and marketing services in support of the Eastland Mall Lease premises.

                  F. Sublessee and Sublessor have entered into a Business Management Systems Agreement dated October 20, 2006 (the "Management Agreement"), pursuant to which Sublessor shall provide its management services in connection with the operations of the Premises.

                  G. Sublessor and the Class A Member have entered into an Option Agreement dated October 20, 2006 (the "Option Agreement"), whereby Sublessor has agreed to provide the Class A Member with the option to participate with Sublessor in the development and operation future retail and service stores.

                  NOW THEREFORE, for and in consideration of the foregoing Recitals and for other valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties agree as follows:

                  1. SUBLEASE. Sublessor hereby subleases to Sublessee the Premises for the term of the Lease and as the term of the Lease may be extended or renegotiated. Sublessor agrees that Sublessor will exercise any option to extend the term of the Lease in accordance with the instructions of Sublessee. Notwithstanding the foregoing, in the event the Eastland Mall Lease or the Management Agreement terminates for any reason whatsoever, or in the event of Sublessor's default under the Lease, this Sublease, the Operating Agreement, the Sponsorship Agreement, the Management Agreement, and/or the Option Agreement, at any time during the term of this Sublease, Sublessee shall have the right, but not the obligation to terminate this Sublease without any further obligation to Sublessor hereunder. In fulfillment of Sublessor's obligations under the Management Agreement, Sublessor acknowledges and agrees that it will be primarily responsible on behalf of Sublessee to keep, perform and fulfill all of the duties, obligations, terms and conditions which are to be kept, performed and fulfilled under the Lease, whether or not expressly set forth in this Sublease.

                  2. RENTAL PAYMENTS. Pursuant to the Management Agreement, Sublessor shall pay on Sublessee's behalf as Rent during the term of this Sublease, an amount equal to the Rent and all other charges specified in the Lease. Rent shall be paid by Sublessor on Sublessee's behalf on or before the 25th day of each month preceding the month to which such payment relates, to be applied to any obligations due the next ensuing month.

                  Pursuant to the Management Agreement, Sublessor on Sublessee's behalf is to pay all of the foregoing sums without prior demand by the Sublessor or setoff. The obligations of the Sublessee for other charges under the Lease, to the extent the same are not estimated by the Landlord and required to be paid monthly, shall be paid by the Sublessor on Sublessee behalf not less than seven
(7) days prior to the stipulated due date for the payment therefor; or promptly upon being invoiced for such charges by Sublessor to the extent there is not a stipulated due date or such payment is based upon an invoice to be rendered by Sublessor or the Landlord. All payments required by this Sublease are payable and deliverable to: Midnight Auto Franchise Corp., 22600 Hall Road, Suite 205, Clinton Township, MI 48036.

                  3. DEFAULT BY SUBLESSEE.

                  (a) DEFAULT. The occurrence of any one or more of the following shall constitute an Event of Default ("Event of Default") under this
Sublease:

                           (i) Filing by or against Sublessee in any court pursuant to any federal or state statute or a petition in bankruptcy or insolvency, or for reorganization or rearrangement, or for the appointment of a receiver or trustee of all or any portion of Sublessee's property, or any assignment of the property of Sublessee for the benefit of creditors; provided, that Sublessee and Guarantor shall have sixty (60) days to obtain a dismissal of any involuntary proceeding.

                           (ii) Assignment or encumbrance of this Sublease or subletting of the Premises other than in accordance with the terms of this Sublease.

                  (b) REMEDIES UPON DEFAULT. Upon the occurrence of any Event of Default, and after applicable notice and the expiration of any applicable cure period, Sublessor and


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

Landlord shall have the right to re-enter the Sublease Premises, remove all persons and property within the Sublease Premises, relet the Sublease Premises and/or enforce any other remedies against Sublessee that Landlord would have against Sublessor, as tenant, under the Lease, including (without limitation) a claim for any unpaid Rent. All of the rights and remedies of Sublessor under this Sublease are cumulative and shall be in addition to any other rights or remedies accorded to Sublessor and Landlord by law or to Landlord under the Lease.

                  4. ASSIGNMENT AND SUBLETTING. Sublessee shall not assign its rights under the Sublease in whole or in part or sublet all or any part of the Premises or otherwise assign, transfer or hypothecate by operation of law or otherwise all or any part of the Lease or this Sublease without Sublessor's express prior written consent, which consent shall not be unreasonably withheld; provided, however, in the event of a default by Sublessor under the Lease, this Sublease, the Operating Agreement, Management Agreement or Option Agreement then the Premises or the Sublease may be assigned or subleased by Sublessor without the consent of the Sublessor.

                  5. NOTICES. Any notices, requests, demands and other communications between the parties shall be deemed to have been duly given if the same shall be in writing and shall be sent by registered mail, return receipt requested or overnight mail by a reputable courier, or sent via facsimile, followed by delivery of a hard copy sent via first class mail, and addressed:

    If to Sublessor:                    If to Sublessee:

    Midnight Auto Franchise Corp.       All Night Auto Bloomington/Normal, LLC
    22600 Hall Road, Suite 205          Attn:  Philip Elkus, Manager
    Clinton Twp, MI 48036               2788 Orchard Lake Road
    248                                 Farmington Hills, MI 48334

                  6. TERMS SUBJECT TO LEASE. Sublessee's rights pursuant to this Sublease are subject and subordinate at all times to the Lease and to all of the covenants and agreements of the Lease. Accordingly, if the Lease for the Premises is terminated, the Sublease shall terminate concurrently therewith, except for any obligations owing from Sublessee to Sublessor for the period prior to such termination, and any post-termination obligations of Sublessee. Sublessee shall not do, permit or tolerate anything to be done in, or in connection with Sublessee's use or occupancy of, the Premises which would violate any Lease covenant or agreement. As to the Premises, Sublessee expressly agrees to be bound by all obligations, covenants and restrictions which are set forth in the Lease in the same manner as such obligations, covenants and restrictions are binding upon Sublessor, as Tenant under the Lease, except as expressly modified by this Sublease. The Landlord under the Lease may enforce against Sublessee, each in its own capacity, any of the rights granted to Landlord pursuant to the Lease, except as specifically provided in this Sublease. Sublessor may not grant to Sublessee, and nothing in the Sublease shall be construed or interpreted to grant, any greater rights than Sublessor has received as Tenant from Landlord pursuant to the Lease.

                  7.   LIMITATIONS   OF   SUBLESSOR'S   OBLIGATIONS.   Sublessee
acknowledges   and  agrees  that   Sublessor   shall  have  no   obligation   or
responsibility  whatsoever to provide or perform


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

any service, repair, alteration or other similar obligation which is the obligation of Landlord to provide or perform pursuant to the terms of the Lease.

                  8. CONSENT OF LANDLORD. The parties acknowledge and agree that the consent of the Landlord may be required under the Lease to permit the sublease of the Premises to Sublessee. If Sublessor has not yet obtained that consent, and if such consent is required under the Lease, Sublessor will make efforts to obtain that consent and Sublessee agrees to cooperate with Sublessor and/or Landlord in connection with such request for consent.

                  9. FURTHER ASSURANCES. Sublessee agrees to sign and deliver all documents and take any such actions which may be deemed reasonably necessary by Sublessor to effectuate the transaction(s) contemplated by this Sublease.

                  10. GOVERNING LAW. This Sublease is being executed and delivered in the State of Michigan, and the laws of such state shall govern the validity, construction, enforcement and interpretation of this Sublease. The parties agree that all actions arising directly or indirectly out of this Sublease shall be litigated only in the United States District Court for the Eastern District of Michigan, Southern Division, or the Oakland County, Michigan, Circuit Court, and the parties hereby irrevocably consent to the personal jurisdiction and venue of those courts over the parties to this Sublease.

                  11. MARGINAL HEADINGS. The marginal headings hereof are inserted merely for the convenience of the parties and shall not be used to construe or modify the terms of this Sublease in any respect.

                  12. WAIVER. Failure of Sublessor to complain of any act or omission on the part of the Sublessee, no matter how long the same may continue, shall not be deemed to be a waiver by Sublessor of any of its rights hereunder. No waiver by Sublessor at any time of any other provision of this Sublease shall be deemed a waiver or default of any other provision of this Sublease or a consent to any subsequent default of the same or any other provision hereunder. If any act or omission by Sublessee shall require the consent or approval of Sublessor, such consent or approval of such act or omission on any one occasion shall not be deemed a consent to or approval of said act or omission on any subsequent occasion or consent to or approval of any other act or omission on the same or any subsequent occasion.

                  13. PARTIES BOUND. This Sublease shall be binding upon and inure to the benefit of Sublessor and Sublessee and their respective heirs, personal representatives, successors and assigns.

                  14. PARTIAL INVALIDITY. If any provision of this Sublease is held by a court of competent jurisdiction to be invalid, void or unenforceable in any manner, the remaining provisions of this Sublease shall nonetheless continue in full force and effect without being impaired or invalidated in any way. In addition, if any provision of this Sublease may be modified by a court of competent jurisdiction such that it may be enforced, then said provision shall be so modified and as modified shall be fully enforced.

                  15. ENTIRE AGREEMENT. Except as otherwise stated herein this Sublease contains the entire understanding of the parties hereto with respect to the subject matter


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

contained herein and supersedes all prior and contemporaneous agreements, understandings and negotiations. No parol evidence of prior or contemporaneous agreements, understandings and negotiations shall govern or be used to construe or modify this Sublease. No modification or alteration hereof shall be deemed effective unless in writing and signed by the parties hereto.

                  IN WITNESS WHEREOF, the parties have signed this Sublease on the date set forth above.

                                            "SUBLESSOR"



                                            MIDNIGHT AUTO FRANCHISE CORP.
                                            a Michigan corporation


                                            By: /s/ Nicholas Cocco
                                               ---------------------------------
                                                    Nicholas Cocco

                                            Its:CEO and Chairman



                                            "SUBLESSEE"

                                            ALL NIGHT AUTO OF
                                            BLOOMINGTON/NORMAL, LLC,
                                            a Michigan limited liability company



                                            By: /s/ Philip Elkus
                                                --------------------------------
                                                    Philip Elkus

                                            Its:  Manager


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